EXHIBIT 5.2


                                                                 LONDON
                                                                 65 Fleet Street
                                                                 London EC4Y 1HS
The Royal Bank of Scotland Group plc
42 St Andrew Square
Edinburgh
EH2 2YE
United Kingdom
                                                            T + 44 20 7936 4000
                                                     Direct T + 44 20 7832 7374
                                                            F + 44 20 7832 7001
                                                     Direct F + 44 20 7832 7332/
                                                                44 20 7832 7001
                                                         G4 F + 44 20 7936 3960
                                                                LDE No 23
                                                            E   mark.trapnell@
                                                                freshfields.com
                                                            W   freshfields.com
                                                       DOC ID   LW003821.545/4+
                                                      OUR REF   MWT
                                                     YOUR REF
                                             CLIENT MATTER NO   076110-0088
23 November 2001


Dear Sirs

We are acting as English solicitors to The Royal Bank of Scotland Group plc (the Company) in connection with the Registration Statement on Form F-3 (the Registration Statement) under the U.S. Securities Act of 1933, as amended (the Securities Act), filed with the U.S. Securities and Exchange Commission by the Company for the purpose of registering up to U.S.$8,000,000,000 aggregate principal amount of the Company's perpetual capital securities, dated subordinated debt securities, and/or Category II non-cumulative dollar preference shares of U.S.$0.01 each. The perpetual capital securities (the Capital Securities) are to be issued pursuant to a Capital Securities Indenture (the Capital Securities Indenture) between the Company and The Bank of New York, as Trustee. The dated subordinated debt securities (the Subordinated Debt Securities) are to be issued pursuant to a Subordinated Debt Securities Indenture (the Subordinated Debt Securities Indenture) between the Company and The Bank of New York, as Trustee (together with the Capital Securities Indenture, the Indentures).

This opinion is limited to English law as applied by the English courts which is stated to be the law governing Sections 12.01 and as stated in Sections 2.01 of each of the Indentures and is given on the basis that these provisions, contained in each of the Indentures, will be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws and in particular the laws of Scotland, the laws of the State of New York and the laws of the United States of America and our opinion is subject to such laws




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including the matters stated in the opinions of Dundas & Wilson C.S. and Davis
Polk & Wardwell respectively.

In providing this opinion we have assumed:

(a) that the Capital Securities Indenture in the form of the draft dated November 2001 which was previously supplied to us was entered into by the parties in that form and that it has not been amended or modified in any way since that date;

(b) that the Subordinated Debt Securities Indenture in the form of the draft dated November 2001 which was previously supplied to us was entered into by the parties in that form and that it has not been amended or modified in any way since that date;

(c) that the Company had the necessary capacity, power and authority to execute and deliver each of the Indentures and to perform its obligations under each of the Indentures and that each of the Indentures was duly authorised, executed and delivered by each of the parties thereto in accordance with all applicable laws;

(d) that each of the Indentures constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws (other than, in the case of the Company, in respect of Sections 2.01 and 12.01 of each of the Indentures, the laws of England); and

(e) in a winding up of the Company in Scotland a Scottish, court would apply the relevant provisions of the English insolvency legislation and English law to the subordination arrangements for the Capital Securities and/or the Subordinated Debt Securities, as the case may be, in the same way as an English court in an English winding up.

It is our view that, subject to the matters referred to below:-

1. the subordination arrangements relating to the Capital Securities set out in Sections 2.01 and 12.01 of the Capital Securities Indenture would be effective to ensure that in a liquidation of the Company in accordance with English insolvency rules the holders of the Capital Securities would not receive any amounts (whether by means of any claim in the liquidation, the operation of any set-off (by virtue of the


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         operation of Section 5.03 of the Capital Securities Indenture) or
         otherwise) in respect of the Capital Securities until all Senior Creditors (as defined in the Capital Securities Indenture) of the Company had been paid in full;

2. the subordination arrangements relating to the Subordinated Debt Securities set out in Sections 2.01 and 12.01 of the Subordinated Debt Securities Indenture would be effective to ensure that in a liquidation of the Company in accordance with English insolvency rules the holders of the Subordinated Debt Securities would not receive any amounts (whether by means of any claim in the liquidation, the operation of any set-off (by virtue of the operation of Section 5.03 of the Subordinated Debt Securities Indenture) or otherwise) in respect of the Subordinated Debt Securities until all Senior Creditors (as defined in the Subordinated Debt Securities Indenture) of the Company had been paid in full; and

3. the choice of English law to govern Sections 12.01 and as stated in Sections 2.01 of each of the Capital Services Indenture and the Subordinated Debt Securities Indenture respectively would be recognised and upheld by the English courts.

The opinions expressed above are subject to the following qualifications:

(a) The effectiveness of subordination arrangements under English law is not definitively established either in legislation or case law. However, the decision of Vinelott J. in the case In re Maxwell Communications Corporation plc (No.2) [1993] 1 WLR 1402 is helpful, although it is a decision of a court of first instance.

         There are, broadly, two grounds on which subordination arrangements of the type envisaged by the Capital Securities and the Subordinated Debt Securities might be capable of challenge. First, there is uncertainty as to whether subordination (by whatever means) is in breach of the rules on pari passu distributions in an insolvency and therefore is ineffective on public policy grounds; an argument to this effect would be based on the decision of the House of Lords in the case of British Eagle International Air Lines Ltd v Compagnie Nationale Air France [1975] 1 WLR 758. Secondly, there is a question as to whether or not mandatory set-off (under Rule 4.90 of the Insolvency Rules 1986) would operate in respect of an issue of subordinated debt securities. Both these grounds were considered in the Maxwell Communications case.


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         We consider that there are grounds for distinguishing the arrangements contemplated by the subordination of the Capital Securities and by the subordination of the Subordinated Debt Securities from the facts which led to the decision in the British Eagle case. The Maxwell Communications decision provides support for this, drawing a distinction between an arrangement where a creditor is preferred above other creditors and a situation where a creditor agrees to subordinate its claim (thereby waiving the benefit of the pari passu rule). In the latter situation, the court held that the pari passu rule was not mandatory and that such an arrangement would be effective in the event of the debtor's liquidation.

         We also consider that the subordination provisions relating to the Capital Securities set out in Sections 2.01 and 12.01 of the Capital Securities Indenture and the subordination provisions relating to the Subordinated Debt Securities set out in Sections 2.01 and 12.01 of the Subordinated Debt Securities Indenture respectively should be effective so as to ensure that, during the course of the winding-up of the Company and for so long as the Company was not able to pay all its Senior Creditors (as defined in the Capital Securities Indenture with respect to Capital Securities and in the Subordinated Debt Securities Indenture with respect to Subordinated Debt Securities) in full, the amount for which the holders of such Capital Securities or Subordinated Debt Securities, as the case may be, could prove in the liquidation would be zero. Accordingly, we do not consider that there would be any actual amount in respect of which the holders of the Capital Securities or the holders of the Subordinated Debt Securities, as the case may be, would be able to exercise a right of set-off under Rule 4.90 of the Insolvency Rules 1986 for so long as the Senior Creditors (as defined in the Capital Securities Indenture with respect to Capital Securities and in the Subordinated Debt Securities Indenture with respect to Subordinated Debt Securities) have not been paid in full.

         The Financial Services Authorities of the United Kingdom (FSA) has required that a waiver of set-off rights be included in the terms and conditions relating to both the Capital Securities and the Subordinated Debt Securities.

         We are doubtful as to the effectiveness of the waiver of set-off rights in a liquidation of the Company and note that the FSA in its Guide to Banking Supervisory Policy, Chapter CA, section 8.2 paragraph
         (b)(ii), note (b), acknowledges that it is not possible to contract out of the statutory rights of set-off in Rule 4.90 of the


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         Insolvency Rules 1986. This opinion on subordination does not require us to address the effectiveness of the waiver of set-off rights prior to a liquidation of the Company. We confirm, however, that our comments in respect of the waiver of set-off rights do not affect our opinion, set out above, as to the efficacy of the subordination arrangements for the Capital Securities and the Subordinated Debt Securities on a liquidation of the Company.

(b)      the choice of English law to govern Section 12.01 and as stated in
         Section 2.01 of each of the Capital Services Indenture and the Subordinated Debt Securities Indenture would not be recognised or upheld if there were reasons for avoiding the choice of law on the grounds that its application would be manifestly incompatible with public policy. The choice of English law would not be upheld, for example, if it was made with the intention of evading the law of the jurisdiction with which a contract had its most substantial connection and which, in the absence of English law, would have invalidated the contract or been inconsistent therewith.

This opinion is addressed to you solely for your own benefit in relation to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to or relied upon by any person. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us and our opinion under the heading "Legal Opinions" in the Prospectus constituting part of the Registration Statement. In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Securities Act.

Yours faithfully


Freshfields Bruckhaus Deringer